 Exhibit 99.1

Evergreen Energy Announces GreenCert™ Management Changes

- Michael J. Brennan to Lead GreenCert Operation

- Michael Gionfriddo Resigns as Interim President and CTO -

DENVER, April 11, 2011 — Evergreen Energy Inc. (NYSE Arca: EEE) announced it has named Michael J. Brennan, 51, as president of C-Lock Technology, Inc., the subsidiary that controls GreenCert™ operations , effective April 8, 2011. Previously, Brennan served as the vice president of sales and marketing for GreenCert.
This appointment is simultaneous with the resignation of Michael Gionfriddo, who served as interim president and Chief Technology Officer of Evergreen Energy and led the GreenCert business.  Following Gionfriddo’s resignation, Brennan will assume the day-to-day management of the GreenCert operation.  The company is evaluating possibilities around the positions of president and CTO.

Evergreen Energy Inc.
Evergreen Energy Inc. (NYSE Arca: EEE) is comprised of two discrete clean energy business units that own two proprietary and potentially transformative technologies: K-Fuel and the GreenCert suite of software and services. K-Fuel, our patented clean coal technology, significantly improves the performance of low-rank sub-bituminous and brown coals and lignite yielding higher efficiency by applying heat and pressure to low-rank coals to reduce moisture. The efficiency increase is variable depending on the type of coal we process. Our GreenCert software suite provides power generators with operational intelligence analytics that identify fuel and operational efficiency opportunities, and address new regulatory pressures regarding environmental emissions. The K-Fuel and GreenCert technologies are both business and environmental solutions for energy production and generation industries and processes]

Safe Harbor Statement
Statements in this release that relate to future plans or projected results of Evergreen Energy Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the "safe harbor" provisions of the PSLRA. Our actual results may vary materially from those described in any "forward-looking statement" due to, among other possible reasons, the realization of any one or more of the risk factors described in our annual or quarterly reports, or in any of our other filings with the Securities and Exchange Commission.  Readers of this release are encouraged to study all of our filings with the Securities and Exchange Commission. Our ability to execute our business plan and develop the K-Fuel® or GreenCert™ technologies may be adversely impacted by unfavorable decisions in pending litigation, the inability of the Company to satisfy the terms of the settlement agreement with the holders of its 2007 and 2009 Notes, the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant, our inability to raise sufficient additional capital in a timely manner to pursue the development of our technology, and our inability to timely and successfully complete pending transactions, including consummation of the proposed joint venture with WPG Resources. Readers of this release are cautioned not to put undue reliance on forward-looking statements.

Evergreen Investor Contact:
Becky Herrick, Lippert / Heilshorn & Associates, 415.433.3777, bherrick@lhai.com

###

2